Contract No: W57912302009001
AMKOR ASSEMBLY & TEST (SHANGHAI) CO, LTD.
(as Borrower)
and
CHINA CONSTRUCTION BANK CO., LTD
SHANGHAI WAIGAOQIAO FREE TRADE ZONE SUB-BRANCH
(as Lender)

US$50,000,000
Working Capital Facility Agreement

Dated 20th Jan, 2009

THIS US$50,000,000 WORKING CAPITAL FACILITY AGREEMENT (“this Agreement”) is dated 20th Jan, 2009 in Shanghai BETWEEN:
(1) AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD. (the “Borrower”);
(2) China Construction Bank Co., Ltd
     SHANGHAI WAIGAOQIAO FREE TRADE ZONE SUB-BRANCH (the “Lender”)
WHEREAS:
(A)	Due to the needs of its production and operation, the Borrower has applied to the Lender for a working capital loan facility in a maximum aggregate principal amount of US$50,000,000, from 20th Jan, 2009 to 19th Jan, 2011;

(B)	After examination, the Lender has agreed to grant to the Borrower the said US$ working capital loan facility upon the terms and conditions set out herein.
After friendly mutual consultations, now the Lender and Borrower HEREBY AGREE as follows.
1.	DEFINITIONS AND INTERPRETATION

1.1	Terms Defined Except as otherwise provided herein, capitalized terms used in this Agreement shall have the meanings ascribed to them as follows.

“Reference Banks” means 1. HSBC Bank, London Branch;
2. CITI Bank, London Branch
“Loan” means, save as otherwise provided herein, an advance made or to be made by the Lender under this Agreement;

“Facility” means the working capital loan facility in a maximum aggregate principal amount of US$50,000,000 to be made available to the Borrower by the Lender upon the terms and conditions of this Agreement;

“Loan Bill” means the bill regularly used by Lender in its lending business which is filled by Borrower and confirmed by Lender for the loan borrowing.

“Security” means any mortgage, pledge, guarantee, lien or any other arrangement or agreement with the effect of security, or any other statutory preferential rights as provided in laws or regulations ;

“Real Property Mortgage Agreement” means the Real Property Mortgage Agreement entered into between the Lender and Borrower on the date of this Agreement;

“Interest Payment Date” means the last day of each Interest Period;

“Repayment Date” As to each Loan, means the date falling twelve (12) months after the Drawdown Date of the Loan;

"Spot Rate of Exchange” means, on any date on which a rate of exchange is required, the selling rate of US Dollars for the conversion of RMB or other currencies into US Dollars as announced by the China Construction Bank, Shanghai Branch at or about 11.00 a.m. (Beijing time) on such date;

“LIBOR” means the London Interbank offered rate, that is:
(i)	the rate per annum of the offered quotation for deposits in Dollars for a period of six(6) months which appears on the Telerate Page 3750 at or about 11:00 a.m.(London time) two business days before the first day of each relevant Interest Period;

(ii)	if no such offered quotation appears on the Telerate Page 3750 at or about such time, the rate per annum of the offered quotation for deposits in Dollars for a period of six(6) months which appears on the relevant page of the Reuters Screen at or about 11:00 a.m.(London time) two business days before the first day of each relevant Interest Period; or

(iii)	if no such offered quotation appears on the Telerate Page 3750 or on the relevant page of the Reuters Screen at or about such time, the rate determined by the Lender to be equal to the arithmetic mean (rounded, if necessary, to the nearest of one sixteenth per cent) of the rates per annum quoted to the leading banks by the Reference Banks in the London Interbank Market at or about 11:00 a.m.(London time) two business days before the first day of each relevant Interest Period for the offer of deposits in Dollars for a period of six(6) months.
“Interest Period” means, in relation to any Loan, each period determined pursuant to

Article 4.2 of this Agreement;

“Potential Event of Default” means any event that could become (with the passage of time, the giving of notice, the making of any determination hereunder or any combination thereof) an Event of Default in the reasonable determination of the Lender ;

“Finance Documents” means this Agreement, the Real Property Mortgage Agreement and any other document (if any) executed by the Lender and Borrower in relation to the US$ working capital facility provided under this Agreement;

“Availability Period” means period commencing from the date of this Agreement and ending on the earlier of the following dates:
(i)	The first loan, the date which falls six (6) months after the date of the execution of this Agreement;

(ii)	The other loan, the date which falls twelve (12) months after the date of the execution of this Agreement;

(iii)	the date when all Facility has been utilized by means of drawdown or has been canceled.
“Drawdown Date” means, in relation to any Loan, the proposed date for the borrowing of such Loan as specified in the Drawdown Notice, or where such Loan has been made, the date on which it was made;

“Drawdown Notice” means a notice formally made by the Lender substantially in the form set out in Schedule 1 (Form of Drawdown Notice);

“Event of Default” means any of the circumstances described in Article 13 (Events of Default);

“Material Adverse Change” means any event or change occurred in the business, operations, properties or financial condition of the Borrower, which would, in the reasonable determination of the Lender, have a Material Adverse Effect. An event or circumstance shall be construed as having a “Material Adverse Effect” if it would result in the Borrower being unable to fully perform its obligations or discharge all or some of its liabilities under the Finance Documents or would affect the legality, validity, binding effect or enforceability of any of the Finance Documents.

1.2	Interpretation Unless otherwise provided in this Agreement, any reference in this Agreement to:

A “business day” shall be construed as a reference to a day (other than a Saturday or Sunday, or statutory holiday) on which banks generally are open for business in Shanghai and:
(i)	in relation to a day on which a payment is to be made in Dollars, on which commercial banks are also open for business in New York;

(ii)	in relation to a day on which LIBOR is to be determined, on which commercial banks are also open for business in London.
A “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that, where any such period would otherwise end on a day which is not a business day, it shall end on the next succeeding business day, unless that day falls in the calendar month succeeding that in which it would otherwise have ended, in which case it shall end on the immediately preceding business day, provided that, if a period starts on the last business day in a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last business day in that later month (and references to “months” shall be construed accordingly).

“US$” and “Dollar(s)” denote lawful currency of United States of America;

“China” or “PRC” means the People’s Republic of China, but for the purpose of this Agreement only, excluding the Hong Kong, Macao and Taiwan area, all of which are respectively integral part of the People’s Republic of China;

a “certified” document or a “certified” copy means a document or a copy of the document affixed with the official chop of the provider thereof and certified by the provider to be true and complete;

the “execution date” of this Agreement means the date on which this Agreement has been signed by the legal representatives or the authorized representatives of both the Lender and the Borrower and has been affixed with the official chops of both the Lender and the Borrower.

the “continuance” or “existence” of an Event of Default means the circumstance under which an Event of Default has occurred, but it has not been remedied to the satisfaction of the Lender, nor has the Lender waived it.

1.3	Headings The headings of clause, article and schedule of this Agreement are for ease of reference only and shall be ignored in construing this Agreement.
2.	The Loan

2.1	Facility Upon the terms and subject to the conditions of this Agreement, the Lenders agree to provide a US$50,000,000 working capital loan facility to the Borrower.

2.2	Currency of Loan All the Loans provided to the Borrower by the Lender under this Agreement shall be in US$.

2.3	Cancellation The Borrower may not cancel the Facility in whole or in part during the Availability Period without the prior written consent of the Lender. Any undrawn portion of the Facility will be automatically cancelled at the expiry of the Availability Period and will not thereafter available to the borrower for drawing unless the Lender has agreed otherwise.

2.4	Purpose and Application The Borrower shall apply all the proceeds of the Loans under the Finance Documents in or towards the financing of its general working capital requirements. The Lender shall have the right, but not be obliged, to monitor the application of any Loan by the Borrower, and failure to use the Facility in accordance with the purposes set out in Article 2.4 by the Borrower shall not prejudice the rights of the Lender under this Agreement.

2.5	Term As to each Loan, the term of a Loan is for a period commencing on the Drawdown Date of the Loan and ending on the date falling twelve (12) months after the Drawdown Date of the Loan. The last Repayment Date of this Agreement shall be no later than the date falling twenty-four (24) months after the execution day of this Agreement.

2.6	Security In relation to all the indebtedness of the Borrower owing to the Lender under this Agreement, the Borrower shall provide mortgage in favor of the Lender pursuant to the Real Proper Mortgage Agreement.

3.	Conditions of Drawdown

3.1	Conditions Precedent for Initial Drawdown Subject to Article 3.3 of this Agreement, the first drawdown hereunder shall be conditional on the Borrower having satisfied all the conditions precedent referred to in this Article 3.2 (Conditions Precedent for Each Drawdown) and the following conditions, unless the said conditions are waived by the Lender with prior written consent:
(1)	The Lender has confirmed in writing its receipt and acceptance of the certified copy of the following documents relating to the Borrower:
(i)	the latest and currently effective Business License;

(ii)	the approval documents issued by the relevant foreign investment authority on the establishment of the Borrower;

(iii)	the latest and currently effective Foreign Investment Enterprise Certificate of Approval issued by the relevant foreign investment authority;

(iv)	the latest and currently effective Articles of Association of the Borrower;

(v)	the Capital Verification Report issued by a China registered certified public accountant, certifying all fulfilled registered capital of the borrower.

(vi)	the Foreign Exchange Registration Certificate of the Borrower issued by State Administration of Foreign Exchange or its local branch;

(vii)	the resolution of its board of directors approving the execution and performance of each Finance Document and any other document and authorizing a person, on its behalf, to execute each Finance Document and any other document;

(viii)	the list of directors and the specimen(s) of the signature(s) of each director;

(ix)	the identity certificate of the legal representative;

(x)	the latest and currently effective Bank Credit Registration Consultation System Loan Card of the Borrower obtained from the People’s Bank of China Shanghai Branch.
(2)	The Real Property Mortgage has been duly executed and the real property mortgage registration certificate has been obtained pursuant to the Real Mortgage Agreement with the Lender as the only first priority mortgagee;

(3)	The Borrower has opened a special US$ account with the Lender;

(4)	The Borrower has duly paid all stamp duty and other fees, if any and to the extent payable by the Borrower, in respect of the Finance Documents; and

(5)	All governmental approval and/or registration procedure (if any) necessary to the execution and performance of the Finance Documents has been obtained and completed.
3.2	Conditions Precedent for Each Drawdown Subject to Article 3.3 (Drawdown Requirements) of this Agreement and without prejudice to any additional conditions to borrowing as more specifically provided for herein, each drawdown hereunder shall be conditional on the Borrower having satisfied the following conditions, unless the said conditions are waived permanently or not required temporarily by the Lender with prior written consent:
(1)	The Borrower has maintained the special US$ account opened with the Lender;

(2)	The representations and warranties made by the Borrower in the Finance Documents remain true and correct on and as of the date for each Drawdown and the proposed Drawdown Date as specified in the Drawdown Notice;

(3)	no Event of Default or Potential Event of Default has occurred and is continuing, or would result from the proposed drawdown;

(4)	no Material Adverse Change has occurred from the date of execution of this Agreement till the relevant Drawdown Date, nor any change of law which would have a Material Adverse Effect on the transaction as contemplated in the Finance Documents has occurred;

(5)	the Lender has received the Drawdown Notice timely delivered by the Borrower in accordance with the procedures set out in this Agreement.
3.3	Drawdown Requirements In addition to the conditions set out in Article 3.1 and Article 3.2 of this Agreement, each drawdown by the Borrower under this Agreement shall be further subject to the Borrower satisfying the following conditions:
(i)	The Lender receives, not later than 10:00 a.m. (Beijing Time) on the second business day before the proposed Drawdown Date, a Drawdown Notice duly completed and signed by the Borrower;

(ii)	the Drawdown Notice shall be irrevocable once delivered by the Borrower and the Borrower shall be obliged to borrow the amount as specified therein on the date as stated therein upon the terms and conditions provided in this Agreement;

(iii)	The principal amount of the Loan to be drawn as requested in a Drawdown Notice shall be a minimum of US$1,000,000 and in an integral multiple of US$500,000, and no more than the undrawn Facility;

(iv)	The Drawdown Date to be specified in the Drawdown Notice is a business day within the Drawdown Period;

(v)	The Borrower shall further comply with other relevant requirements in customary banking practices of the Lender.
3.4	Loan Transfer The Lender will, no later than 10:00 (Beijing Time) on the Drawdown Date, transfer the amount as the Borrower requested in the Drawdown Notice it delivered in accordance with Article 3.3 to the US$ account the Borrower opened with the Lender.

4.	Interest Rate and Interest

4.1	Interest Rate The interest rate applicable to any Loan during any Interest Period shall be a rate per annum certified by the Lender to be the aggregate of LIBOR in relation to that Interest Period and one point seventy per cent (1.7%). If no applicable LIBOR is able to be determined pursuant to this Agreement, the applicable rate shall be agreed upon by the Lender and the Borrower. Should no agreement on the applicable LIBOR be reached by the Parties within five (5) business days after occurrence of the above situation, the interest rate applicable to any Loan during any Interest Period shall be a rate per annum certified by the Lender to be the aggregate of the most recent available LIBOR to that Interest Period and one point seventy per cent (1.7%).

4.2	Interest Period
(i)	the first Interest Period in relation to a Loan shall commence on the Drawdown Date for such Loan, and each Interest Period ( other than the first Interest Period) in relation to the loan shall commence on the expiry date of its immediately preceding Interest Period;

(ii)	Except as this Article 4.2 (Interest Period) provides otherwise, each Interest Period in relation to a Loan, shall be six(6) months provided that:
a.	if any Interest Period shall end on a day which is not a business day, such period shall end on the next succeeding business day (if any) of the calendar month or, if such next succeeding business day falls in another month, on the immediately preceding Business Day;

b.	if any Interest Period would extend beyond the Repayment Date, it shall be deemed to expire on the Repayment Date.
4.3	Calculation of Interest Interest shall accrue from day to day and be calculated on the basis of the actual number of days elapsed and a year of 360 days. Unless otherwise provided herein, the interest of any Loan in an Interest Period shall be calculated from the first date (inclusive) of the Interest Period to the last day (exclusive) of such Interest Period at the rate applicable thereto. The determination of a rate of interest by the Lender under this Agreement shall be conclusive and binding on the Borrower in the absence of error.

4.4	Payment of Interest
(i)	Payment on Interest Payment Date The interest on each Loan shall be paid on each Interest Payment Date, provided that the last Interest Payment Date for each Loan shall be the Repayment Date or the prepayment date of such Loan;

(ii)	Interest Payment Notice The Lender shall deliver a notice to the Borrower for interest payment five (5) business days before each Interest Payment Date. But any failure to deliver or delay in delivering such notice shall not affect the Borrower’s obligation to pay the interest.

(iii)	Payment by Borrower The Borrower shall make such interest payment by wire or intrabank transfer into its US$ loan account opened with the Lender prior to 10:00 a.m. (Beijing time) on the Interest Payment Date.
4.5	Default Interest If the Borrower fail to pay all or any part of the principal, interest or other amount due and payable or declared to be due and payable in relation to the Loans, the Borrower shall pay an overdue interest in addition to the above sums to the Lenders upon the demand by the Lender. The overdue interest rate shall be an annual rate which is certified by the Lender to be the aggregate from time of (i) LIBOR for six (6) months in relation to relevant interest period, (ii) one point seventy per cent (1.7%) and(iii) three percent (3%). The first overdue interest period of any due but unpaid amounts shall commence from the due date of such amount and end on the date falling six (6) months thereafter. The overdue interest period thereafter shall commence on the expiry date of its preceding overdue interest period and end on the date falling six (6) months thereafter, with the exception that the last overdue Interest Payment Date shall end on the date when all amounts due but unpaid are fully paid.

5.	Repayment and Prepayment

5.1	Repayment Except as otherwise provided herein, the Borrower should repay the principal amount of each Loan due on the Repayment Date. The Borrower shall transfer the amount due and payable by wire or intrabank transfer to the USD loan account opened with the Lender prior to 10:00 a.m. (Beijing time), and shall provide to the Lender a copy of the repayment notice prior to 11:00 a.m. (Beijing time) on the same day.

5.2	Prepayment Upon ten (10) days (or such shorter time agreed by the Lender in writing) prior written notice to the Lender, the Borrower may prepay all or any of the Loans prior to the Repayment Date;

5.3	Full Repayment The Borrower shall fully repay all the principal amount of Loans due and payable, and shall repay all the interests and any other fees due and payable under this Agreement simultaneously on the last Repayment Date.

6.	Payments

6.1	Deduction by the Lender Unless the Borrower has notified the Lender of any alternative payment arrangements in advance, the Borrower hereby authorizes the Lender to deduct on the date when any amount is due and payable any of the amounts on the USD account of the Borrower in satisfaction of the amount payable by the Borrower. If the funds in such account are not enough, the Borrower further authorizes the Lender to deduct any of the amounts on other accounts of the Borrower with the Lender in satisfaction of any amount due and payable by the Borrower. And the Lender shall notify the Borrower in writing of any deduction herein on the day such deduction occurs.

6.2	Payment on Business Days Any payment which is due to be made under any Finance Documents on a day that is not a business day shall be made on the next business day in the same calendar month (if there is one) or the preceding business day (if there is not). During any extension of the due date for payment of any principal under this Agreement, interest is payable on that principal at the rate under Clause 4.1 (Interest Rate).

6.3	Currency of Account Unless otherwise provided in this Agreement, US Dollar is the currency of payment for each and every sum at any time due from the Borrower under the Finance Documents provided that each payment in respect of tax, costs and expenses shall be made in the currency in which the same were incurred or in equivalent Renminbi.

6.4	Currency Indemnity If an amount is received by the Lender in another currency, pursuant to a judgment or order, in liquidation of the Borrower or deduction from the Borrower’s account of other currencies or otherwise, the Borrower’s obligations under this Agreement shall be discharged only to the extent that the Lender may purchase Dollars with such other currency in accordance with normal banking procedures upon receipt of such amount. If, upon receipt of the amount in another currency, the Lender converts the amount into Dollars at the Spot Rate of Exchange or at the rate as determined by the Lender according to its normal banking procedures (if there is no applicable Spot Rate of Exchange), and the amount in Dollars so converted is less than the sum payable by the borrower under this Agreement, the Borrower shall fully indemnify the Lender against the shortfall and any reasonable costs of such exchange and any other related costs. This indemnity shall be an obligation of the Borrower independent of and in addition to its other obligations under this Agreement.

6.5	No Set-off All payments required to be made by the Borrower under the Finance Documents shall be calculated without reference to any deduction (including deduction of tax), set-off or counterclaim and shall be made free and clear of and without any deduction for or on account of any tax, set-off or counterclaim.

6.6	Partial Payments

If the Lender receives a payment insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:
(a)	first, in or towards payment of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	secondly, in or towards payment of any principal due but unpaid under the Finance Documents

(c)	thirdly, in or towards payment of any accrued interest due but unpaid under the Finance Documents (including but without limitation any default interest); and

(d)	fourthly, in or towards payment of any other sum due but unpaid under the Finance Documents.
7.	Costs and Expenses

7.1	Transaction Expenses Unless otherwise agreed upon by the Lender and Borrower, the Lender and Borrower shall pay their own costs and expenses incurred from negotiation, preparation, draft and execution of the Finance Documents. But the Borrower agrees that it shall pay the reasonable expense of the Lender’s legal counsel for execution of the Finance Documents and the reasonable evaluation fee of the Mortgaged assets in the Real Property Mortgage Agreement.

7.2	Preservation and Enforcement of Rights The Borrower shall, from time to time on demand of the Lender, reimburse the Lender for all reasonable costs and expenses (including legal fees and litigation fees) incurred in or in connection with the preservation and/or enforcement of any of the rights of the Lender under the Finance Documents.

7.3	Stamp Taxes, etc The Borrower shall pay all stamp duty, registration fee and other similar fees which shall be borne or payable by it in relation to any Finance Document and shall indemnify the Lender against any liabilities, costs and penalties paid by the Lender that result from any failure by the Borrower to pay or any delay in paying any such tax and fees.

8.	Change of Law

If, at any time after the execution of this Agreement, it is or would become unlawful for the Lender to perform this Agreement or become impossible for the Lender to fund or allow to remain outstanding all or part of the Loans due to the promulgation or change of any applicable law, regulation or their interpretation, or due to the requirements by the People’s Bank of China, other financial regulatory institutions or other governmental bodies which have jurisdiction over the lending under this Agreement, then the Lender shall, promptly after becoming aware of the same, deliver to the Borrower a written notice to state the reason of illegality and together with written proof or certificates for such changes in laws, rules and regulations:
(i)	the undrawn part of the Facility committed by the Lender shall be immediately reduced to zero; and

(ii)	upon the receipt of such notice, the Borrower shall on such date as the Lender shall have specified in the notice (which shall be sixty (60) days from the date of the notice or, if earlier, a date by which it is or would become unlawful for the Lender to make, fund or allow to remain outstanding all or part of the Loans, but in no event less than ten (10) business days) repay the Lender’s Loan together with accrued interest thereon and all other amounts owing to the Lender under this Agreement and any repayment so made shall reduce ratably the obligations of the Borrower under Clause 5.1 (Repayment); and

(iii)	the Lender has neither duty nor obligation to pay any penalty or fees.
9.	Evidence of Debt

Borrower hereby acknowledges that in any legal action or proceeding arising out of or in connection with the Finance Documents, the entries made in the accounts maintained in accordance with the Lender’s banking practice shall be evidence of the existence and amounts of the specified obligations of the Borrower except that undoubted adverse evidences can be provided by the Borrower.

10.	Representations and Warranties

10.1	The Borrower makes the representations and warranties and acknowledges that the Lender has entered into the Finance Documents to which it is a party in reliance upon these representations and warranties:
(i)	Status and Due Authorization It is a wholly foreign owned enterprise organized as a legal person under the laws of the PRC with power to enter into each Finance Document to which it is a party and to exercise its rights and perform its obligations thereunder and all corporate and other action required to authorize its execution of each Finance Document to which it is a party and the performance of its obligations thereunder has been duly taken.

(ii)	Execution of Finance Documents Its execution of the Finance Documents to which it is a party and performance of its obligations thereunder does not and will not:
(a)	conflict with agreements or other instruments to which it is a party or which is binding upon it or its assets to the extent that the Borrower’s ability to perform its obligations under the Finance Documents has not been negatively affected;

(b)	conflict with its Articles of Association or governmental approvals in relation to its establishment and other rules and regulations applicable to it;

(c)	conflict with any applicable law, regulation, judgment or ruling in effect on the date hereof.
(iii)	Authorizations and Approvals All authorizations and approvals from any governmental body and all third party consents required in connection with the entry into, performance, validity and enforceability of the Finance Documents and all authorizations and approvals from any governmental body to enable the Borrower to conduct its business in the ordinary course, have been obtained or effected (as appropriate) and are in full force and effect.

(iv)	No Material Proceedings No action or administrative proceeding, to which the Borrower is a party, of or before any court, tribunal or any governmental or other agency has been started or, to the best of its knowledge, threatened which would reasonably be expected to have a Material Adverse Effect.

(v)	No Finance Document Defaults No Event of Default and Potential Event of Default has occurred and is continuing.

(vi)	Claims Pari-Passu Under the laws of the PRC in force at the date hereof, the claims of the Lender against the Borrower under the Finance Documents will rank at least pari passu with the claims of all its other unsecured, unsubordinated lenders.

(vii)	Financial Statements The quarterly and yearly Financial Statements have been prepared in accordance with PRC Accounting Principles consistently applied and give a true and fair view of the financial condition of the Borrower in all important respects on the day of provision of the Financial Statements. The yearly financial statements provided by the Borrower are full versions.

(viii)	Full Disclosure The information provided by the Borrower to the Lender is, to the best of the Borrower’s knowledge, having made due enquiry, complete, true and correct in all important respects at the time it was provided.

(ix)	Immunity Neither the Borrower nor any of its assets are entitled to immunity from suit, execution, attachment or other legal process.

(x)	Taxes The Borrower has materially complied with all tax laws applicable to it.

(xi)	No Winding-up No action nor any other steps have been taken or legal proceedings have been started for the winding-up, dissolution, administration or insolvent re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, trustee or similar officer of the Borrower or to any or all of the assets or revenues of the Borrower.

(xii)	Security There is no Security negatively affecting the Borrower’s repayment ability other than Security permitted by this agreement and those disclosed by the Borrower to the Lender in writing.

10.2	Repetition The Borrower shall be deemed to have repeated each of the representations and warranties set out in Clause 10.1 (Representations and Warranties) on each Drawdown Date with reference to the facts and circumstances then subsisting.
11.	Positive Covenants

11.1	Financial Statements Throughout the term of this Agreement, the Borrower shall:

(a)	within 30 days of the end of each month, deliver to the Lender its monthly financial statements for such month; and

(b)	within 90 days of the end of each quarter, deliver to the Lender its quarterly financial statements for such quarter; and

(c)	within 120 days of the end of each of its financial years, deliver to the Lender its annual financial statements audited by an internationally recognized registered certified public accounting firm for such financial year.
11.2	General Information The Borrower shall within five (5) business days after occurrence of any of the following supply to the Lender in writing:
(i)	promptly upon becoming aware of the same, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, against the Borrower and which may, if adversely determined, have a Material Adverse Effect;

(ii)	promptly any amendment, supplement or other change to the Borrower’s Articles of Association, Business License; and

(iii)	promptly on request, such further information regarding the financial conditions and operations of the Borrower as the Lender may reasonably request;

(iv)	promptly inform the Lender any event or condition which have Material Adverse Effect on the Borrower’s financial condition or operation.
11.3	Maintenance of Business Subject to the provisions of Clause 12.3(Disposals), the Borrower shall operate and maintain its business and operations in accordance with sound commercial practice.

11.4	Environment The Borrower shall at all times comply with applicable PRC environmental and safety standards in relation to its businesses and operations, except where failure to comply with such standards would not negatively affect the Borrower’s ability to perform its obligations under the Finance Documents.

11.5	Notification of Default The Borrower shall inform the Lender of the occurrence of any Event of Default by the second business day after becoming aware of such event and shall, in the same notice, confirm to the Lender that, save as previously notified to the Lender or as notified in such confirmation, no Event of Default has, to the best of its knowledge, occurred.

11.6	Corporate Existence Except to the extent permitted by Clause 12.3 (Disposals) or Clause 12.4 (Merger, Consolidation, Etc.), the Borrower shall maintain its effective corporate existence and its right to carry on operations as contemplated by its Business License.

11.7	Compliance with Law The Borrower shall comply with all applicable laws, regulations and permits (save for laws, regulations and permits where failure to comply with the same would not have a Material Adverse Effect).

11.8	Maintain Authorizations The Borrower shall obtain and maintain in full force and effect all authorizations, licenses and approvals necessary to carry on its business and operations and comply with its obligations thereunder, except where failure to maintain or comply with the same would not have a Material Adverse Effect.

12.	Negative Covenants

Save as otherwise agreed by the Lender, the Borrower shall comply with the following negative covenants.

12.1	Negative Pledge The Borrower shall not create or permit to subsist any Security other than that for the Lender’s benefit except for such kind of Security that will not affect the Borrower’s ability to perform its obligations under the Finance Documents;

12.2	Other Business The Borrower shall not conduct any business other than as permitted in its Business License.

12.3	Disposals

Without the prior written consent by the Lender, the Borrower shall not sell, lease, transfer or otherwise dispose of the whole or any part of the Mortgaged Assets under the Real Property Mortgage Agreement.

The Borrower shall not sell, lease, transfer or otherwise dispose of, in such a way that is against the fair market practices, the whole or any part of its assets apart from the Mortgaged Assets under the Real Property Mortgage Agreement, other than the sale, lease, transfer or disposal of such asset:

(i)	to Amkor Technology Inc. or any of Amkor Technology Inc.’s direct or indirect subsidiaries;

(ii)	that will not negatively affect the Borrower’s ability to perform its obligations under the Finance Documents.
12.4	Merger, Consolidation, Etc. The Borrower shall not merge or consolidate with, any other person, or take any step with a view to dissolution, liquidation or winding-up except that the Borrower’s ability to perform its obligations under the Finance Documents has not been affected;

12.5	Equity Structure The shareholder structure of the Borrower shall not be altered within the term of this Agreement except where the Borrower’s ability to perform its obligations under the Finance Documents has not been affected;

13.	Events of Default

13.1	Events of Default Each of the following shall constitute an Event of Default:
(i)	Failure to Pay The Borrower fails to pay any principal or interest due from it under any Finance Document on its due date, or fails to pay any other fee due and payable within ten (10) business days of its due date, in the currency and in the manner specified therein.

(ii)	Misrepresentation The representations or statements made by the Borrower in the Finance Documents or in the notices or certificates delivered by it pursuant thereto is or proves to have been incorrect or misleading in material respect when made or deemed to be made and such incorrect or misleading representation or statement is made by the Borrower willfully or intentionally or materially mislead the Lender in its execution or performance of this Agreement.

(iii)	Other Obligations The Borrower fails duly to perform or comply with any obligation other than payment obligations expressed to be assumed by it in any Finance Document to which it is a party and, if capable of remedy, such failure is not remedied within thirty (30) days or longer period permitted by the Lender after the Lender has given notice thereof to the Borrower.

(iv)	Winding-up Bankruptcy, liquidation, winding-up, dissolution, administration or insolvent reorganization has occurred to the Borrower or a liquidator, receiver,

administrator, administrative receiver, conservator, custodian, trustee or similar officer has been appointed for any important or all of the Borrower’s revenues and assets, or in any such case where legal proceedings relating to the above are commenced by the Borrower or any third party, and the same are not withdrawn or terminated within ninety (90) days.

(v)	Execution or Distress Any execution or distress is levied against any material property of the Borrower and would have a Material Adverse Effect on the Lender’ ability to perform its obligations under this Agreement.

(vi)	Loss and Destruction Any material loss, destruction or any other event of similar nature with respect to all or substantially all of the plant, property and equipment of the Borrower occurs (unless the Borrower has obtained sufficient insurance indemnity and such loss, destruction or event may not materially affect the Borrower’s performance of its obligations under this Agreement, and reasonable action is taken to so remedy within 60 days) or any insurer declares all or substantially all of the plant, property and equipment of the Borrower a total loss or constructive total loss.

(vii)	Illegality Except otherwise stipulated in Article 8 herein, at any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under any Finance Document to which it is a party.

(viii)	Cross Default The Borrower is in default under any important agreement for financial debts to which it is a party or any event of default occurs under any such agreement to which the Borrower is a party, if such event will cause a Materials Adverse Effect to the Borrower’s ability to perform its obligations under the Finance Documents.

(ix)	Government Intervention By or under the authority of any government, the management of the Borrower is wholly or materially displaced or the authority of the Borrower in conduct of its business is or wholly or materially curtailed or all or a majority of the property or revenues is seized, nationalized, expropriated or compulsorily acquired.

(x)	Material Adverse Change The Borrower occurs any Material Adverse Change (excluding Events of Default stipulated in clauses through Article 13.1(i) till Article 13.1(ix)), and the Lender and the Borrower can’t reach a solution, including the immediate prepayment of the obligations hereunder, to the satisfaction of the Lender in a period of up to thirty(30) working days (or longer period as agreeable to the Lender, or the Borrower fails to take all relevant measures to the satisfaction of the Lender in accordance with the agreed solution in thirty (30) working days. After the sixty (60) day period, or such earlier period if the Borrower and Lender were unable to agree on a solution, the Lender shall notify the Borrower as to whether the Lender, at its sole discretion, believes that the Material Adverse Change has constituted an Event of Default.
13.2	Acceleration and Cancellation At any time from the occurrence of an Event of Default to the time when the Event of Default has been remedied to the satisfaction of the Lender in twenty (20) working days, the Lender has right to by written notice to the Borrower
(i)	declare all Loans to be immediately due and payable (whereupon the same shall become so payable together with accrued interest thereon and any other sums then owed by the Borrower under the Finance Documents);

(ii)	declare that any undrawn portion of the Facility shall be canceled.
14.	Borrower’s Indemnity

The Borrower undertakes to indemnify:
(i)	the Lender against any reasonable cost, claim, loss, expense (including legal fees) or liability together with any Tax thereon, which any of them may sustain or incur as a consequence of the occurrence of any Event of Default or any default by the Borrower in the performance of any of the obligations expressed to be assumed by it in the Finance Documents; and

(ii)	the Lender against any loss it may suffer or incur as a result of its making arrangements to fund the Loan requested by the Borrower hereunder.
15.	Assignments and Transfers

15.1	Binding Agreement This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors, Transferees and assigns.

15.2	No Assignments and Transfers by the Borrower The Borrower shall not be entitled to assign or transfer all or any of its rights and obligations under any Finance Document.

15.3	Assignments and Transfers by Lender The Lender may at any time, assign all or any of its rights and obligations under the Finance Documents provided that:
(i)	no such assignment or transfer to any other party may be made without 30 day prior notification to the Borrower;

(ii)	the transferee or assignee shall be a bank, an assets management company or if agreed by the Borrower, a non-bank financial institution, and

(iii)	such assignment or transfer shall not increase the Borrower’s obligations and shall not affect any Borrower’s right under the Finance Documents.
16.	Remedies and Waivers, Partial Invalidity

16.1	Remedies and Waivers No failure to exercise, nor any delay in exercising any right or remedy under the Finance Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are not exclusive of any rights or remedies provided by law.

16.2	Partial Invalidity If, at any time, any provision of any Finance Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions thereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

17.	Notices

17.1	Communications in Writing Each notice, demand or other communication to be given or made under this Agreement shall be in writing and, unless otherwise agreed, shall be made by personal delivery, facsimile, telex or letter

17.2	Delivery Any communication or document to be made or delivered by one person to another pursuant to this Agreement shall (unless that other person has by five (5) days’ written notice to another specified another address) be made or delivered to that other person at the address identified in the execution pages with respect to such person (or, in the case of a Transferee, at the end of the Transfer Agreement to which it is a party as Transferee) and shall be deemed to have been made or delivered when receipt is confirmed by the recipient (in the case of any communication made by fax or telex) or (in the case of any communication made by personal delivery or letter)

when left at that address or (as the case may be) ten (10) days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

17.3	Authorized Notice The Borrower authorizes the Lender to notify Amkor Technology, Inc. of any communication delivered by the Lender during the term of this agreement in any manner satisfactory to the Lender(“Authorized Notice”). The Lender shall have the right, but not be obliged, to make such Authorized Notice, and shall not be responsible for any liability, consequence arising from the Authorized Notice. The Borrower shall reimburse the Lender any loss and cost suffered by the Lender for the Authorized Notice. For the purpose of making due Authorized Notice, the Borrower shall promptly notify the Lender any material change of its equity structure in writing.

18.	Amendments

No provision of a Finance Document may be amended, waived, released, discharged or terminated orally but (in each case) only in writing.

19.	Language

19.1	This Agreement is executed in Chinese and English. Any amendment to this Agreement shall be made in Chinese and English. If any discrepancy should occur between the Chinese and English versions, the Chinese version shall prevail.

19.2	All other documents provided under or in connection with this Agreement shall be in Chinese unless the Finance Document otherwise requires.

20.	Law and Jurisdiction

20.1	Governing Law This Agreement shall be governed by, and shall be construed in accordance with, the laws of the PRC.

20.2	Jurisdiction Each party hereto shall negotiate in good faith with other party hereto to resolve any dispute under this Agreement. In the event that no mutually satisfactory resolution is reached, any party shall submit the dispute to the competent courts of the place where the Lender domiciles.

21.	Counterpart

This Agreement shall be executed in six (6) originals. Each Party of this Agreement holds four (two) original(s).

22.	Appendixes

All the Appendixes shall constitute integral parts of this Agreement and shall be equally effective as this Agreement.

23.	Effectiveness

This Agreement shall come into effect upon the signing and chopping of this Agreement by the authorized person of each party, and shall terminate when all principal, interest, penalty, and any other amounts hereunder have been paid in full.
IN WITHNESS HEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized representative on the date first above written.

Borrower AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD
/s/ Joanne Solomon
By Address: Zip Code: Tel: Fax: Attn:

Lender CHINA CONSTRUCTION BANK CO., LTD SHANGHAI WAIGAOQIAO FREE TRADE ZONE SUB-BRANCH
/s/ YongQin Shen
By Address: Zip Code: Tel: Fax: Attn:

SCHEDULE I
FORM OF DRAWDOWN NOTICE

To:	CHINA CONSTRUCTION BANK CO., LTD SHANGHAI WAIGAOQIAO FREE TRADE ZONE SUB-BRANCH
Dated:[             ]
Dear Sirs,
We refer to the USD50,000,000 (US$50,000,000) Working Capital Facility Agreement (“USD Working Capital Facility Agreement”) dated [            ] and made between, inter alia, AMKOR Assembly & Test (Shanghai) Co., Ltd as Borrower and the CHINA CONSTRUCTION BANK CO.,LTD, SHANGHAI WAIGAOQIAO FREE TRADE ZONE SUB-BRANCH as Lender. Terms defined in the USD Working Capital Facility Agreement shall have the same meaning in this notice.
1.	We hereby give you notice that, pursuant to the USD Working Capital Facility Agreement and on _________ [insert the proposed Drawdown Date], we wish to borrow a Loan in an amount of ____________ [insert amount] upon the terms and subject to the conditions contained therein. The Repayment Date of the Loan should be ____________ [insert the proposed Repayment Date].

2.	The Loan shall be used exclusively for the purposes specified in Clause 2.4 of the USD Working Capital Facility Agreement.

3.	We hereby confirm that the representations and warranties set out in the USD Working Capital Facility Agreement are true and shall remain true on the date of this Drawdown Notice.

4.	No Event of Default or Potential Event of Default has occurred and is continuing or will result from the Loan requested in this Drawdown Notice.

5.	Please arrange for proceeds of this Loan to be credited, to our account, number [ ] with your bank.
Yours faithfully
___________________________________
[Authorized Signatory]
for and on behalf of
AMKOR Assembly & Test (Shanghai) Co., Ltd

___________________________________